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                                  Exhibit 99.1



For Immediate Release
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               Review of Data from Eight U.S. Cancer Institutions
            Supports Use of Hyperthermia with Radiation for Treating
                             Recurrent Breast Cancer

             Complete Tumor Response was 67% for Patients Receiving
           Radiation Plus Hyperthermia vs. 39% for Patients Receiving
                                 Radiation Alone

SALT LAKE CITY, Utah, March 18, 2008--BSD Medical Corp. (AMEX:BSM) today reported that the official journal of the American Society for Therapeutic Radiology and Oncology (ASTRO), commonly known as "The Red Journal," has published a multi-institutional review that implies the positive use of combined radiation and hyperthermia therapy for treating recurrent breast cancer. The review was conducted by participants from Northwestern University, Chicago, Illinois; Duke University Medical Center, Durham, North Carolina; Memorial Sloan-Kettering Cancer Center, New York, New York; Lutheran General Cancer Center, Park Ridge, Illinois; University of Texas M. D. Anderson Cancer Center, Houston, Texas; Boston University Medical Center, Boston, Massachusetts; Alexian Brothers Hospital, Elk Grove Village, Illinois; and Fox Chase Cancer Center, Philadelphia, Pennsylvania. Entitled, "Multi-Institutional Review of Repeat Radiation of Chest Wall and Breast for Recurrent Breast Cancer" (see Int. J. Radiation Oncology Biol. Phys., Vol. 70, No. 2, pp. 477-484, 2008), the review examines the feasibility of treating recurrent breast and chest wall cancers with radiation. As more than half of the patients from the pooled data received hyperthermia therapy in addition to radiation, this led to an additional comparison of results from radiation treatments with and without hyperthermia therapy.

Recurrent breast cancer is a difficult condition without a clear role for treatment with radiation therapy. The review observes that breast cancer recurrence "has classically been considered to confer a poor prognosis." It notes that for patients "who have undergone previous beast or chest wall radiation therapy, the role of repeat radiation therapy is not clear."

In conducting this review, 81 recurrent breast cancer patients treated by radiation were identified by the institutions, 44 of whom received hyperthermia therapy in addition to radiation. The median follow-up on patients treated was 12 months. Based on "encouraging local response rates," i.e., an overall complete response rate (tumor disappearance) of 57% for all patients treated with radiation, along with "acceptable acute and late morbidity," the review concluded that "repeat radiation therapy of the chest wall for patients with locally recurrent breast cancer is feasible." However, there was a substantial difference in the complete response rate between the patients who received radiation plus hyperthermia as compared to those who received radiation alone. "Patients who received hyperthermia had a complete response rate of 67% compared with 39% for patients who did not receive hyperthermia," according to the review.


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About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company's systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with radiation treatments. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements  contained in this press  release that are not  historical  facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.











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